UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

August 29, 2016

Date of Report (Date of Earliest event reported)

HemCare Health Services Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-148546	20-8248213
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Jacks Avenue Toronto ON Canada M4T 1E2.

 (Address of principal executive offices) (Zip Code)

(416) 568- 9051

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On August 27, 2016 HemCare Health Services Inc. (”The Company”) entered into an agreement with its 9% Secured Promissory Note holder to retire $31,500 of outstanding interest due and payable up into May 2016 and the payment of $18,500 in principal by the issuance of 50,000 Series A convertible Preferred shares. As part of the agreement the note holder agreed to a new due date for the note repayment of November 15, 2016. These actions have cured the default status. While The Company is pleased to cure the default and avoided litigation, The Company has no operating income and must rely on future fund raising efforts to satisfy ongoing obligations. With limited business prospects no trading liquidity in its stock it is doubtful management will be successful.

Item 8.01 Other Events

On August 28, 2016 the Company issued 131,170,000 common shares to four holders of the Series A Preferred share pursuant to the conversion notice from the Preferred shareholders. The shares were issued under an exemption from registration and are restricted shares as the term defines.

Following the August 19, 2016 resignation of The Company's former President, CEO & Director Mr. James Cao during the Company’s Emergency Board of Directors meeting of the same date, the Board of Directors and corporate attorney have been unable to secure signatures from Mr. Cao relating to these actions. This despite an email exchange where Mr. Cao asked the resignation letter be amended to insert the word Chairman as one of the posts from which he was resigning. Since then, numerous calls and emails have gone unanswered to the corporate attorney, the Board and management of the Company. This lack of responsiveness was prospectively impeding new Managements ability to complete financial and disclosure reporting with the Exchange and had the potential to harm the Company’s common stock and risk the continued trading of its securities on the OTC Markets.

Thereforeon August 28, 2016 by written consent of the shareholders, representing 149,470,000 shares representing 67% of the shareholders ratified: 1. the election of John Wilkes as Chairman, CEO, President and Secretary and Treasurer. 2. the signing of the amendment to the settlement agreement with the Secured Promissory Note holder.

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Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HemCare Health Services Inc.

Dated: September 12, 2016	By:	/s/ John Wilkes
John Wilkes
President and Chief Executive Officer and as Director

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